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                                                                  Exhibit 99.2

COURT APPROVES NATIONSRENT'S REQUEST FOR IMMEDIATE ACCESS TO $20 MILLION OF ITS $55 MILLION DIP FINANCING


FORT LAUDERDALE, Fla., Dec 19, 2001

IMMEDIATE AUTHORITY GRANTED TO PAY EMPLOYEES' SALARIES AND BENEFITS WITHOUT INTERRUPTION VENDORS AND SUPPLIERS TO BE PAID POST-FILING OBLIGATIONS ACCORDING TO TERMS

NationsRent, Inc. (OTC Bulletin Board: NRNT), announced today that the U.S. Bankruptcy Court for the District of Delaware has approved on an interim basis the Company's motion for immediate access to $20 million of its $55 million Debtor-in-Possession (DIP) financing provided by a syndicate of lenders led by Fleet Bank to fund normal operations. The court set January 18, 2002, as the date for a hearing on final approval.

NationsRent announced Monday that the Company filed a voluntary petition under chapter 11 of the U.S. Bankruptcy Code to restructure the Company's debt. The availability of new financing approved by the Court insures that, as in all chapter 11 cases, post-petition obligations to suppliers/vendors and others will be honored in the ordinary course of business without need to obtain Court approval. NationsRent will be paying its post-petition obligations for goods and services in accordance with terms, as mandated by the Court. In addition, the Court has entered an order authorizing NationsRent to continue to satisfy all of its pre-petition obligations to customers, including with respect to rebates and deposits. The Court also approved NationsRent's request for immediate authority to pay all employees' salaries and wages and to continue, without interruption, employees' benefits programs, including workers' compensation programs.

Finally, the Court also entered various other orders to insure that the Company has the ability to continue with business as usual during the chapter 11 process. NationsRent voluntarily filed for Court protection under chapter 11 to restructure its indebtedness and put the Company on a solid financial foundation in order to preserve and to strengthen its business for the future. The Company expects to emerge from the chapter 11 process as a stronger, more competitive business.
Company Profile

Headquartered in Fort Lauderdale, Florida, NationsRent is one of the country's leading construction equipment rental companies and operates 230 locations in 27 states. NationsRent offers a broad range of high-quality construction equipment at its locations that are conveniently located in highly visible areas with a consistent retail look and feel, offering superior customer service at affordable prices. More information on NationsRent is available on its home page at http://www.nationsrent.com.


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